UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 9, 2006

GenTek Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14789	02-0505547
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

90 East Halsey Road, Parsippany, New Jersey		07054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	973-515-0900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

On March 9, 2006, the Compensation Committee of the Board of Directors recommended and the Board of Directors approved certain changes in the annual compensation payable to the non-employee directors. Non-employee directors of the Company will receive an annual grant of restricted stock with a grant date value of $40,000, representing an increase of $5,000 in grant date value. The annual cash retainer of $35,000 per director remains unchanged. Fees payable for attendance at Board meetings were increased to $1,250 per Board meeting from $1,000 per Board meeting; fees payable for Board meetings by telephone were set at 50% of the in person Board meeting fee or $625 per telephone meeting. Fees payable for in person Board committee meetings would remain unchanged at $1000 per meeting and at $500 for committee meetings by telephone. Also unchanged are the additional annual retainer fee of $35,000 paid to the Chairman of the Board, and the additional annual retainer fee of $10,000 paid to committee chairpersons, with the exception of the audit committee chair who will continue to receive $15,000.

Each non-employee director will also be entitled to participate in a "matching restricted stock" program under the GenTek Inc. 2003 Management and Directors Incentive Plan pursuant to which the Company will match each share of Company stock purchased on the open market by a director with one share of restricted stock, subject to vesting over a three (3) year period and a $10,000 maximum investment per director each calendar year.

Item 7.01 Regulation FD Disclosure.

On March 9, 2005, the Board of Directors of GenTek Inc. unanimously approved and recommended the shareholders approve an amendment to the company’s certificate of incorporation to declassify the Board of Directors and to provide for the annual election of directors. The directors of GenTek Inc. currently are elected for staggered three year terms. Assuming the shareholders approve the Board’s recommendation, the directors will be elected for one year terms beginning with the 2006 annual meeting.

The Board of Directors also unanimously agreed to amend the company’s bylaws to provide for the election of directors by majority vote rather than by a plurality of affirmative votes by the shareholders. Under the amendment to the bylaws and pursuant to a newly adopted Board policy, in the event a director nominee received a majority of withhold votes cast at the meeting, the director would tender his or her resignation to the Board. The remaining directors would then decide whether to reject the tendered resignation and appoint the director for another one year term, appoint a new director, or leave the seat vacant. The Board would announce its decision and its reasons therefore within 90 days of the shareholder vote.

The information in this Current Report on Form 8-K pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 8.01 Other Events.

On March 9, 2005, the Board of Directors of GenTek Inc. unanimously approved and recommended the shareholders approve an amendment to the company’s certificate of incorporation to declassify the Board of Directors and to provide for the annual election of directors. The directors of GenTek Inc. currently are elected for staggered three year terms. Assuming the shareholders approve the Board’s recommendation, the directors will be elected for one year terms beginning with the 2006 annual meeting.

The Board of Directors also unanimously agreed to amend the company’s bylaws to provide for the election of directors by majority vote rather than by a plurality of affirmative votes by the shareholders. Under the amendment to the bylaws and pursuant to a newly adopted Board policy, in the event a director nominee received a majority of withhold votes cast at the meeting, the director would tender his or her resignation to the Board. The remaining directors would then decide whether to reject the tendered resignation and appoint the director for another one year term, appoint a new director, or leave the seat vacant. The Board would announce its decision and its reasons therefore within 90 days of the shareholder vote.

The information in this Current Report on Form 8-K pursuant to Item 8.01, including Exhibit 99.1, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

Press Release dated March 15, 2006 Announcing Annual Director Elections And Other Governance Developments; Annual Meeting To Be Held On May 9, 2006.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GenTek Inc.

March 15, 2006	By:	James Imbriaco

Name: James Imbriaco
Title: Vice President General Counsel and Secretary

Top of the Form

Exhibit Index

Exhibit No.	Description

99.1	(d) Exhibits. Press Release dated March 15, 2006 Announcing Annual Director Elections And Other Governance Developments; Annual Meeting To Be Held On May 9, 2006.